Exhibit 99.1

Appleton Papers Inc. Announces Extension of its Tender Offer for its Outstanding 12½% Senior Subordinated Notes Due 2008

(Appleton, Wis., June 10, 2004)  Appleton Papers Inc. (“Appleton”) announced today that it has extended the expiration date of its previously announced cash tender offer and consent solicitation (the “Offer”) relating to its outstanding Senior Subordinated Notes due 2008 (the “Notes”).  The Offer, previously set to expire at midnight, New York City time, on the evening of Wednesday June 9, 2004, will now expire at 9:00 a.m., New York City time, on June 11, 2004, unless further extended or earlier terminated.  As of midnight on June 9, 2004, Appleton had received valid tenders from holders of approximately $193 million aggregate principal amount of the outstanding Notes (approximately 96.5%).

The terms of the Offer, including the conditions to Appleton’s obligations to accept the Notes for purchase and pay the total consideration or the purchase price, as the case may be, are set forth in the Appleton Offer to Purchase and Consent Solicitation Statement dated May 12, 2004 (the “Offer to Purchase”).  One of the several conditions of the tender offer is Appleton’s ability to obtain financing necessary to complete the Offer and certain related transactions.  Appleton may amend, extend or terminate the Offer at any time in its sole discretion without making any payments to the holders of the Notes.

In accordance with the terms of the Offer to Purchase, because the Offer is being extended for fewer than three business days, the price determination date for the Offer will not change and the Total Consideration (as defined in the Offer to Purchase) of $1,192.78 for each $1,000 principal amount of Notes and the Purchase Price (as defined in the Offer to Purchase) of $1,162.78 for each $1,000 principal amount of Notes as previously announced on June 7, 2004 will not change.

Bear, Stearns & Co. Inc. and UBS Securities LLC are the dealer managers and solicitation agents for the tender offer.  Questions or requests for assistance may be directed to Bear, Stearns & Co. Inc. (telephone:  877-696-BEAR) or UBS Securities LLC (telephone:  888-722-9552 x 4210 or (203) 719-4210).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities.  The Offer is being made solely by the Offer to Purchase.

About Appleton

Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology, and specialized and secure print services.  Appleton produces carbonless, thermal, security, inkjet and performance packaging products.  Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, and the United Kingdom, employs approximately 3,300 people, and is 100 percent ESOP-owned.

Notice regarding forward-looking statements

Statements in this press release concerning future events are forward-looking statements and are subject to certain risks and uncertainties.  These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including without limitation, economic, bank, equity and debt market conditions, changes in laws or regulations, regulatory approvals, the availability of financing, competition and business conditions in Appleton’s industry.  Additional information concerning potential factors that could affect Appleton’s financial condition or results of operations is included in Appleton’s filings with the Securities and Exchange Commission, including without limitation, its Form 10-K for Appleton’s fiscal year ended January 3, 2004.  Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Appleton is a wholly owned subsidiary of Paperweight Development Corp.  Paperweight Development Corp. has guaranteed Appleton’s senior credit facilities and senior subordinated notes.

Media Contact:

Bill Van Den Brandt

Manager, Corporate Communications

920-991-8613

bvandenbrandt@appletonideas.com